Exhibit 10.2
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (this “Restated Agreement”), which shall amend certain provisions of that Employment Agreement by and between Paylocity Corporation, an Illinois corporation (“Company”), and Ryan Glenn (“Executive”) dated as of August 16, 2021 (the “Original Agreement”), is made and entered into by the Company and Executive effective as of March 11, 2022 (the “Effective Date”). Each of the Company and Executive is a “Party,” and collectively, they are the “Parties.”
WHEREAS, Section 2.1 of the Original Agreement provides that the Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion; and
WHEREAS, Section 16 of the Original Agreement further provides that the Original Agreement may be modified in a writing signed by Executive and the Company; and
WHEREAS, the Board of Directors of the Company (“Board”) has determined, and the undersigned Parties hereto agree, that it is in the best interest of the Company and its stockholders to amend and restate the Original Agreement in its entirety to set forth the terms and conditions of employment of Executive as set forth herein commencing on the Effective Date in connection with Executive’s promotion.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Restated Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows commencing on the Effective Date:
1.Employment. The Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.
2.Duties.
2.1Position. Executive is employed as the Chief Financial Officer and Treasurer. Executive shall report to the Company’s Co-Chief Executive Officer and President, currently Toby Williams (“Williams”), and if the Company only has one Chief Executive Officer, the Chief Executive Officer (“CEO”) and shall have the duties and responsibilities assigned by such individual.  Executive shall perform faithfully and diligently all duties assigned to Executive.  The Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion.
2.2Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of the Company, and will abide by all policies and decisions made by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of the Company at all times.  Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for the Company, unless Executive notifies Williams or the CEO (as applicable) in advance of Executive’s intent to engage in other paid work and receives express written consent from such individual to do so. Notwithstanding the foregoing, Executive will be permitted to serve as an outside director on the board of directors for nonprofit or charitable entities or manage Executive’s personal financial and legal affairs, so long as the foregoing activities, provided such entities are not competitive with the Company and subject to the provisions of Section 10 below.

2.3 Work Location. Executive’s principal place of work shall be located in Schaumburg, Illinois, or such other location as the Company may direct from time to time in connection with the performance of Executive’s duties.
3.At-Will Employment. Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause (as defined below) or advance notice, by either Executive or the Company, subject to the provisions regarding termination set forth below in Section 7. No representative of the Company, other than Williams or the CEO (as applicable) or the Board, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and either Williams, the CEO or a duly authorized representative of the Board. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.
4.Compensation.
4.1    Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, the Company shall pay to Executive a monthly base salary of $29,166.67, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions, payable in accordance with the normal payroll practices of Company.   Beginning in fiscal year 2023, the Compensation Committee of the Board of Directors of Paylocity Holdings Corporation (“Board”) shall conduct an annual review of Executive’s base salary based on third party comparison data and internal management recommendations. The base salary change, if any, will be consistent with the timing of the salary adjustments of other senior executives of Company.    In the event Executive’s employment under this Agreement is terminated by either party, for any reason, Executive will earn the base salary pro-rated to the date of termination.
4.2    Incentive Compensation.  Executive will be eligible to earn an annual incentive bonus, the target amount of which shall be a percentage as determined by the Company’s Compensation Committee (“Annual Bonus”).  The target amount of the Annual Bonus for fiscal year 2022 shall be 75% of Executive’s base salary based on the actual base salary earned by Executive during fiscal year 2022, taking into account the pro-rated increase to base salary for the period from and after the Effective Date. Any Annual Bonus will be based on Executive’s achievement of certain goals, which shall be established by Company’s Compensation Committee and the Board and communicated to Executive within 60 days of the beginning of each fiscal year.  The Annual Bonus shall be less all required taxes and withholdings and will be earned by Executive and paid out within 60 days following the end of the applicable performance period fiscal year, provided Executive is still employed by Company on such payment date.
4.3    Equity Incentive Grants.
(a)In consideration for the restrictive covenants set forth in Sections 11, 12 and 13, and in connection with Executive’s promotion and execution of this Agreement, on the Effective Date the following one-time equity grant was granted to Executive under the Company’s 2014 Equity Incentive Plan, as amended (“Plan”) and the applicable forms of notice of grant and award agreement for such equity award as provided to Executive:
•A one-time grant of restricted stock units (“RSUs”) with a grant date value of $1,000,000 as calculated by reference to the Company’s closing stock price on the Effective Date. The RSUs shall vest in equal installments of 25% on each anniversary of the date of grant over a four-year period, subject to Executive’s continued services through the applicable vesting dates.

In addition, Executive shall continue to be eligible to receive long-term equity incentives, as determined during the annual review conducted by the Compensation Committee and the Board.
(b)Immediately prior to the consummation of a Change in Control, the vesting of all unvested shares subject to outstanding equity awards with time-based vesting issued to Executive by Parent shall be accelerated in full and, if applicable, such equity awards shall become exercisable or shall be settled in full immediately prior to such Change in Control provided that Executive’s employment with Company or Parent has not terminated prior to such Change in Control. For the purposes of this Agreement, “Change in Control” shall have the meaning set forth in the Plan.
(c)If Executive’s employment with Company terminates due to Executive’s death or Disability (as such term is defined in the Plan), (i) the vesting of all unvested shares subject to outstanding equity awards with time-based vesting issued to Executive by Parent shall be accelerated in full and, if applicable, such equity awards shall become exercisable or shall be settled in full and (ii) the unvested shares subject to outstanding equity awards with performance-based vesting shall remain outstanding, and vest based on actual achievement of the underlying performance goals, with Executive receiving a pro-rated portion of the performance-based award (based on the number of calendar days in the performance period that Executive was employed over the total number of calendar days in the performance period), and, if applicable, such equity awards shall become exercisable or shall be settled to the extent vested upon such determination.
5.Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to Executives of the Company subject to the terms and conditions of the Company’s benefit plan documents. The Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.
6.Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company, including reasonable out-of-pocket expenses associated with Executive’s commute as approved by Williams or the CEO (as applicable). To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation and will be reimbursed in accordance with the Company’s policies. Any reimbursement Executive is entitled to receive shall (a) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred, (b) not be affected by any other expenses that are eligible for reimbursement in any tax year and (c) not be subject to liquidation or exchange for another benefit.
7.Termination of Executive’s Employment.
7.1    Termination for Cause by the Company. The Company may terminate Executive’s employment immediately at any time for Cause.  For purposes of this Agreement, “Cause” is defined as: (i) material dishonest or fraudulent behavior, or convictions of a felony; (ii) the material breach of any covenant contained or referred to in this Agreement; (iii) the failure of Executive to meet fair and reasonable performance standards established by the Company from time to time; (iv) Executive’s failure or refusal to perform specific directives of the Board, Williams or the CEO, which directives are consistent with the scope and nature of Executive’s duties and responsibilities, and which are not remedied by Executive within thirty (30) days after written notice; (v) any violation of the covenant not to disclose confidential information regarding the business of the Company and its products as set forth in Section 13 of this Agreement;  or (vi) any act of material dishonesty by Executive which adversely affects the business of the Company.  In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only Executive’s base salary then in effect, prorated to the date of termination and all benefits accrued through the date of termination (“Accrued Benefits”).  All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.  Executive will not be entitled to receive the Severance Payment described in subsection 7.2 below.
7.2    Termination without Cause by the Company; Severance. The Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive.  In the event of such termination, Executive will receive Executive’s base salary then in effect, prorated to the date of termination, and Accrued Benefits.  In addition, Executive will receive a “Severance Payment” equivalent to twelve (12) months of Executive’s base salary then in effect on the date of termination, payable as salary continuation in equal installments in accordance with the Company’s regular payroll cycle over a twelve (12) month period, beginning on the first regular payday occurring 60 days following the termination date.  Executive will only receive the Severance Payment if Executive executes a full general release in a form acceptable to the Company, releasing all claims, known or unknown, that Executive may have against the Company arising out of or any way related to Executive’s employment or termination of employment with the Company, and such release has become effective in accordance with its terms prior to the 60th day following the termination date.  All other Company obligations to Executive will be automatically terminated and completely extinguished.  If Executive’s employment with the Company terminates due to Executive’s death or Executive’s inability to perform the essential functions of Executive’s position with or without reasonable accommodation, Executive shall not be entitled to the Severance Payment described above.
7.3    Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with the Company at any time on thirty (30) days’ advance written notice. In the event of Executive’s voluntary resignation, Executive will be entitled to receive only Executive’s base salary then in effect, prorated to the date of termination, and Accrued Benefits for the thirty-day notice period and no other amount. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Payment described in subsection 7.2 above.
8.Resignation of Board or Other Positions. Upon the termination of Executive’s employment for any reason, Executive agrees to immediately resign all other positions (including Board membership) Executive may hold on behalf of the Company.
9.Application of Section 409A.
9.1    Notwithstanding anything set forth in this Agreement to the contrary, no amount payable pursuant to this Agreement which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code (“Section 409A Regulations”) shall be paid unless and until Executive has incurred a “separation from service” within the meaning of the Section 409A Regulations. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Section 409A Regulations as of the date of Executive’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (“Delayed Payment Date”) which is first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

9.2    The Company intends that income provided to Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Code.  The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code.  However, the Company does not guarantee any particular tax effect for income provided to Executive pursuant to this Agreement.  In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Executive, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to Executive pursuant to this Agreement.
9.3    Notwithstanding anything herein to the contrary, the reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s applicable policies, but in no event later than the end of the year after the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
9.4    For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
10.No Conflict of Interest. During the term of Executive’s employment with the Company, Executive agrees not to engage in any work, paid or unpaid, or other activities that create a conflict of interest.  Such work and/or activities shall include, but is not limited to, directly or indirectly competing with the Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which the Company is now engaged or in which the Company becomes engaged during the term of Executive’s employment with the Company,  as may be determined by the Company in its sole discretion.  If the Company believes such a conflict exists during the term of this Agreement, the Company may ask Executive to, and Executive shall, discontinue the other work and/or activities or resign employment with the Company.
11.Non-Competition. Executive agrees that during Executive’s employment with the Company and for a period of twelve (12) months immediately following termination of such employment for any reason (“Non-competition Period”), Executive shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise or otherwise, engage or be engaged, or assist any other person, firm, corporation or enterprise in engaging or being engaged, in any business, in which Executive was involved or had knowledge, or that being conducted by, or contemplated by, the Company or any of its subsidiaries as of the termination of Executive’s employment in any geographic area in which the Company or any of its subsidiaries is then conducting such business.
12.Non-Solicitation.  Executive acknowledges that the Company’s relationship with its clients, employees, vendors, suppliers and other persons with whom the Company has a business relationship (hereinafter referred to as “Prohibited Persons”), are special and unique, and that the Company’s relationship with the Prohibited Persons may not be able to be replaced by the Company.  Executive further acknowledges that the protection of the Company’s Prohibited Persons is essential. Therefore, Executive expressly covenants and agrees that during Executive’s employment with the Company and for a period of twelve (12) months immediately following termination of Executive’s employment for any reason (“Non-solicitation Period”), Executive will not at any time for himself or on behalf of any other person, firm, partnership or corporation:  (1) induce, or attempt to induce, any Prohibited Persons either to refrain, or to cease doing business with the Company; or (2) directly or indirectly solicit, hire, induce or otherwise engage a Prohibited Person in any competitive business.
13.Nondisclosure of Confidential Information.
13.1    Executive recognizes that the knowledge and information about, and relationships with business associates, customers, clients and agents of the Company and its affiliated companies, and the business methods, systems, plans, and policies of the Company and of its affiliated companies, which Executive may receive, obtain, or establish as an employee of the Company are valuable and unique assets of the Company or its affiliates.  Executive agrees that, during any employment period and thereafter, Executive shall not disclose or remove, without the written consent of the Company, (i) any material or substantial, confidential, or proprietary know-how, data, or information, including, but not limited to software, data, information relating to customers, pricing, safety manuals, training manuals, Quality Assurance/Quality Control manuals, mandatory processes and means or techniques pertaining to the Company or its affiliates, and (ii) any business plans, strategies, targets, or directives, to any person, firm, corporation, or any other entity, for any reason or purpose whatsoever.  Executive acknowledges and agrees that all memoranda, notes, records, clients lists, client information and other documents, computer software, data or material in any form made or compiled by Executive or made available to Executive concerning the Company’s business is and shall be the Company’s exclusive property and shall be delivered by Executive to the Company upon termination of Executive’s employment or at any other time upon the request of the Company.
13.2    The restrictions in the above paragraph shall not apply to:  (1) information that at the time of disclosure is in the public domain through no fault of Executive’s; (2) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (3) information approved for release by written authorization of the Company; or (4) information that may be required by law or an order of any court, agency or proceeding to be disclosed.  Executive shall provide the Company notice of any such required disclosure once Executive has knowledge of it and will help the Company to the extent reasonable to obtain an appropriate protective order.
13.3    The Company acknowledges that Executive has had significant prior work experience in the industry in which the Company is engaged, and that Executive enters into this Agreement with significant prior knowledge, information and relationships in such industry.
14.Enforcement; Remedies; Construction.
14.1    Executive covenants, agrees, and recognizes the breach or threatened breach of the covenants, or any of them, contained in Sections 11, 12 and 13 will result in immediate and irreparable injury to the Company and that the Company shall be entitled to an injunction restraining Executive or any of his affiliates from any violation of Sections 11, 12 and 13 to the fullest extent allowed by law.  Executive further covenants and agrees that in the event of a violation of any of his respective covenants and agreements contained in Sections 11, 12 and 13 hereof, the Company shall be entitled to an accounting of all profits, compensation, commissions, remunerations or benefits which Executive directly or indirectly has realized and/or may realize as a result of, growing out of or in connection with any such violation and shall be entitled to receive all such amounts to which the Company would be entitled as damages under law or at equity.  Nothing herein shall be construed as prohibiting the Company from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach.
14.2    Executive agrees that in the event he breaches the covenants, or any of them, contained in Sections 11 and 12, then the Non-competition Period or Non-solicitation Period, as applicable, shall be automatically extended by the length of time any such breach remains continuing.
14.3    Executive hereby expressly acknowledges and agrees as follows:
(a)that he has read the covenants set forth above in Sections 11, 12 and 13, has had an opportunity to discuss them with an attorney and that such covenants are reasonable in all respects and are necessary to protect the legitimate business and competitive interests of the Company; and
(b)that each of the covenants set forth in Sections 11, 12 and 13 and the subdivisions thereof are separately and independently given, and each such covenant is intended to be enforceable separately and independently of the other such covenants, including, without limitation, enforcement by injunction without the necessity of proving actual damages or posting any bond or other security; provided, however, that the invalidity or unenforceability of this Agreement in any respect shall not affect the validity or enforceability of this Agreement in any other respect.  In the event that any provision of this Agreement shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspect of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Agreement or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Agreement shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.
14.4    Nothing in Sections 10 and 11 shall prohibit Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as Executive has no active participation in the business of such corporation.
15.General Provisions.
15.1    Successors and Assigns.  The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.
15.2    Waiver.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
15.3    Attorneys’ Fees.  Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.

15.4    Severability.  In the event any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the Parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
15.5    Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
15.6    Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Illinois.  Each party consents to the jurisdiction and venue of the state or federal courts in Chicago, Illinois, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.
15.7    Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  All notices shall be addressed as follows:
EXECUTIVE:
Ryan Glenn
[Omitted]
[Omitted]
COMPANY:
Paylocity Corporation
1400 American Lane
Schaumburg, IL 60173
Attention: Amber Livingston, General Counsel
with a copy to:
DLA Piper LLP
303 Colorado Street, Suite 3000
Austin, TX 78701
Facsimile: (512) 721- 2290
Attention: John J. Gilluly III, P.C.
or at such changed addresses as the Parties may designate in writing.
15.8    Survival.  Sections 7.2 (Termination Without Cause by Company/Severance), 9 (Application of Section 409A), 10 (No Conflict of Interest), 11 (Non-Competition), 12 (Non-Solicitation), 13 (Nondisclosure of Confidential Information), 14 (Enforcement; Remedies; Construction), 15 (General

Provisions) and 16 (Entire Agreement) of this Agreement shall survive Executive’s employment by Company.

16.Entire Agreement. This Restated Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Restated Agreement may be amended or modified only with the written consent of Executive and the Board.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

[Signatures appear on following page]

THE PARTIES TO THIS RESTATED AGREEMENT HAVE READ THE FOREGOING RESTATED AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS RESTATED AGREEMENT ON THE DATES SHOWN BELOW.

Ryan Glenn

Date:	March 11, 2022	/s/ Ryan Glenn

Paylocity Corporation

Date:	March 11, 2022	/s/ Steven R. Beauchamp

Steven R. Beauchamp
Member, Board of Directors